Exhibit (d)(6)

                    AARP/SCUDDER FINANCIAL MANAGEMENT COMPANY
                                 345 Park Avenue
                              New York, N.Y. 10154

                                                               December 16, 1985

SCUDDER, STEVENS & CLARK LTD.
345 Park Avenue
New York, New York 10154

                              Subadvisory Agreement

Dear Sirs:

      We have entered into separate Investment Management and Advisory Agreements (collectively, the "Management Agreements") each dated as of December 16, 1985 with each of the AARP Insured Tax Free Income Trust, the AARP Growth Trust and the AARP Income Trust (collectively the "Funds"), pursuant to which we act as investment adviser to and manager of the Funds. The shares of beneficial interests of each Fund may be issued in separate series of such Fund (the "Series"). Copies of the Management Agreements have been previously furnished to you. In furtherance of such duties to the Funds, and with the approval of the Funds, we wish to avail ourselves of your investment management and advisory services. Accordingly, with the acceptance of the Funds, we hereby agree with you as follows for the duration of this Agreement:

      1. You agree to perform on our behalf the services required by the Management Agreements, and to furnish to us such other information, investment recommendations, advice and management services, as we shall from time to time reasonably request.

      2. We agree to pay you, as compensation for the services to be rendered by you hereunder, a monthly fee equal to the Monthly Subadvisory Fee for that month less one-half of she Account Manager Monthly Budget for the same month. The Monthly Subadvisory Fee shall mean the gross fees payable to us in a given month by the Funds (excluding any Fund which has terminated its rights and obligations pursuant to Section 6 of this Agreement) under the Management Agreements less the Monthly Member Services Fees (as defined in the Member Services Agree-


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ment (the "Member Services Agreement"), dated November 30, 1984, between you and
AARP Subsidiary) for that month. If no Monthly Member Services Fees are payable to AARP Financial Services Corp. and AARP Financial Services Corp. does not contribute one-half of the Account Manager Monthly Budget, you will receive such gross fees less the Account Manager's Monthly Budget. The Account Manager
Monthly Budget shall mean, with respect to a given month, the greater of (a) the costs and expenses of the Account manager (other than fees paid by the Account Manager pursuant to this Agreement and the Member Services Agreement) actually incurred in that month; and (b) one-twelfth of our annual budget (other than for amounts to be paid by us pursuant to this Agreement and the Member Services Agreement) most recently adopted by our Management Committee.

      3. Your services to us are not to be deemed exclusive and you are free to render similar services to others.

      4. Nothing herein shall be construed as constituting you as agent of us or of the Funds.

      5. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Funds shall be deemed, when acting within the scope of his employment by the Funds, to be acting in such employment solely for the Funds and not as your employee or agent.

      6. This Agreement shall become effective as of the date hereof and shall remain in effect until August 31, 1986 and shall continue in effect thereafter so long as such continuance is specifically approved at least annually by the affirmative vote of (i) a majority of the members of the Trustees or Board of Directors, as the case may be, of each Fund who are not interested persons of such Fund, you or us, cast in person at a meeting called for the purpose of voting on such approval, and (ii) Trustees or Board of Directors, as the case may be, of each Fund or, with respect to each Series of such


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Fund, the holders of a majority of the outstanding voting securities of such
Series of such Fund. In the event that the Boards of Directors or security holders of fewer than all of the Funds, or all of the Series of a Fund, fail to approve this Agreement in the manner described, in the preceding sentence, this Agreement shall remain in, effect, but you shall not provide any services for the account or receive any fees on account of such Funds, or Series, as the case may be, as fail so to approve this, Agreement. Our rights and obligations and any rights and obligations of a given Fund under this Agreement may nevertheless be terminated at any time, without penalty, by us or, as to a particular Fund, by the Trustees or Board of Directors, as the case may be, of such Fund or by vote of holders of a majority of the outstanding voting securities of such Fund, or Series, with respect only to that Series, upon sixty days' written notice delivered or sent by registered mail, postage prepaid, to you, at your address given above or at any other address of which you shall have notified us in writing or by you upon six months' such written notice to us and to the Funds, and shall automatically be terminated in the event of its assignment or the assignment of the Management Agreement to which such Fund is a party provided that an assignment to a corporate successor to all or substantially all of your business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control or management of your business shall not be deemed to be an assignment for the purposes of this Agreement. Any such notice shall be deemed given when received by the addressee.

      7. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party hereto. It may be amended by mutual agreement, but only after authorization of such amendment by the affirmative vote of (i) the holders of a majority of the outstanding voting securities of each series of the Funds; and (ii) the Trustees or Board of Directors, as the case may be, of each Fund, including a majority of the Trustees or directors of such Fund who are not interested persons of such Fund, you or us, cast in person at a meeting called for the purpose of voting on such approval.

      8. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being


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inconsistent with the Investment Company Act of 1940, as amended. As used herein the terms "interested persons", "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Investment Company Act of 1940, as amended.

            If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                Very truly yours,

                                AARP/SCUDDER FINANCIAL
                                MANAGEMENT COMPANY

                                By:   SCUDDER, STEVENS & CLARK LTD.
                                      A General Partner

                                By /s/ [illegible]
                                   -------------------------
                                   Title: Managing Director

The foregoing Agreement is
hereby accepted as of the
date first above written

SCUDDER, STEVENS & CLARK LTD.

By /s/ [illegible]
   -------------------------
   Title: Managing Director

Accepted:

AARP INSURED TAX FREE TRUST

By: /s/ [illegible]
    ------------------------


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AARP GROWTH TRUST

By: /s/ [illegible]
   -----------------

AARP INCOME TRUST

By: /s/ [illegible]
   -----------------


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